Eugene Cornick

17393 Vestancia Circle

Boca Raton, Florida 33496

January 29, 2014

Liquid Holdings Group, Inc.

800 Third Avenue, 38th Floor

New York, NY 10022

Attn: General Counsel

Ladies and Gentlemen:

In consideration of Liquid Holdings Group, Inc. (the “Company”) making members of its management available to certain parties in connection with proposed transactions in shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees that (other than as set forth below), during the period beginning on and including the date of this letter agreement (this “Agreement”) through and including July 29, 2014 (such period, the “Restricted Period”), the undersigned will not (i) sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of or otherwise dispose of or hedge, directly or indirectly, any shares of Common Stock, any securities of the Company that are substantially similar to shares of Common Stock, or any securities of the Company that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of Common Stock or any securities that are substantially similar to the Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned now or hereafter has or may be deemed to have beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”) or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of the Company.

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Undersigned’s Shares, whether such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, even if such shares or other securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) to any corporation, partnership, limited liability company or similar entity of which all of the beneficial ownership interests are held by the undersigned or the immediate family of the undersigned; (iv) if the undersigned is a corporation, partnership, limited liability company or similar entity, to partners, members or stockholders of the undersigned; (v) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; (vi) pursuant to a domestic order or a negotiated divorce settlement; (vii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Common Stock involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Agreement; and (viii) to be sold by the undersigned in a transaction that is contemporaneous with the execution of this Agreement; provided that in any transfer or disposition pursuant to clauses (i)-(vi) of this paragraph, each transferee, distributee or recipient of such Undersigned’s Shares agrees to be bound by the same restrictions in place for the undersigned pursuant to this Agreement for the duration that such restrictions remain in effect at the time of transfer and executes and delivers to the Company a lock-up letter substantially in the form of this Agreement.

The foregoing restrictions shall also not apply to (i) shares of Common Stock acquired by the undersigned in open market transactions after the date of this Agreement provided that no public filing by any person under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or other public disclosure of such transaction shall be made, (ii) the settlement of restricted stock units on a “net” basis or any other withholding of shares of Common Stock by the Company upon vesting and/or settlement of restricted stock and/or restricted stock units provided that (x) the underlying shares of Common Stock received by the undersigned shall continue to be subject to the restrictions on transfer set forth in this Agreement, (y) the Company becomes the owner of the shares of Common Stock surrendered in the net exercise and (z) no public filing by any person under the 1934 Act, or other public disclosure of such transaction shall be made other than any required filing by any person under the 1934 Act or other public disclosure required to be made by law or regulation (including, without limitation, any filing required by Section 16 of the 1934 Act) and (iii) the establishment of a trading plan pursuant to Rule 10b5-1(c) under the 1934 Act for the transfer of Common Stock, provided that such plan does not provide for any transfers of the Undersigned’s Shares during the Restricted Period or any extension thereof pursuant to this Agreement. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the applicable registrars and transfer agents against the transfer of the Undersigned’s Shares, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and the applicable registrars and transfer agents are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

The undersigned understands that the Company and the buyers of the undersigned’s stock under the proposed transactions to which this Agreement relates (which buyers shall be third party beneficiaries of this Agreement) are relying upon this Agreement in proceeding toward consummation of such transactions.

The undersigned represents and warrants that the undersigned has full power and authority to enter into and perform this Agreement. The undersigned further understands that this Agreement is irrevocable and agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

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This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Yours very truly,

/s/ Eugene Cornick
Eugene Cornick

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